Exhibit 99.1
FOR IMMEDIATE RELEASE
Plexus Reports Fiscal Third Quarter Revenue of $379 Million
Initiates Q4 Revenue Guidance of $380 - $405 Million
NEENAH, WI, July 29, 2009 — Plexus Corp. (Nasdaq: PLXS) today announced:
     Q3 Fiscal 2009 Results (quarter ended July 4, 2009):
•	Revenue: $379 million, relative to guidance of $355 to $385 million.

•	Diluted EPS: $0.23, including $0.04 per share of stock-based compensation expense, relative to guidance of $0.18 to $0.25.
     Q4 Fiscal 2009 Guidance:
•	Revenue: $380 to $405 million.

•	Diluted EPS: $0.27 to $0.32, excluding any restructuring charges and including approximately $0.04 per share of stock-based compensation expense.
Dean Foate, President and CEO, commented, “Fiscal third quarter revenues unfolded generally in line with our expectations. Overall revenues declined 3% sequentially from the fiscal second quarter with sequential declines in all sectors except our Wireline/Networking sector where we benefited from improved end-market demand. While our fiscal third quarter was challenging, we experienced a relatively low level of customer demand volatility, perhaps an indication that end-markets are stabilizing. During Q3 we won 15 new manufacturing programs that we currently anticipate will generate approximately $188 million in annualized revenue when fully ramped into production over the coming quarters, subject to risks around the timing and ultimate realization of the forecasted revenues. We continue to believe we are gaining market share.”
Mr. Foate continued, “We currently anticipate modest revenue growth in our fiscal fourth quarter of 2009 as we benefit from the continuing strong pace of new business wins. We are establishing fiscal fourth quarter revenue guidance of $380 to $405 million with diluted EPS of $0.27 to $0.32, excluding any restructuring charges and including approximately $0.04 per share of stock-based compensation expense. Looking further ahead to our fiscal first quarter of 2010, while we currently have visibility to modest sequential top line growth, we would caution that relative to fiscal fourth quarter 2009 results, first half fiscal 2010 operating margins will be pressured by mix shift, compensation-related cost increases and capacity investments that are necessary to support new program ramps that we anticipate will drive growth in the second half of the fiscal year.”
Ginger Jones, Vice President and CFO, commented, “Our diluted EPS was largely in line with our expectations for the quarter. The only significant difference from our expectations was a $0.01 reduction to EPS as a consequence of an increase to our full-year tax rate, which is now estimated to be 8% for the full year versus the 7% tax rate anticipated when we established our guidance for the fiscal third quarter. The one percentage point increase in the tax rate is due to improvement in forecasted earnings in higher-tax jurisdictions in the fourth quarter of fiscal 2009.”
Ms. Jones concluded, “The cost-cutting measures that we initiated during the fiscal second quarter delivered the savings we anticipated for the third quarter. Also as expected, we did not have any restructuring charges during the fiscal third quarter. We continue to closely monitor our revenue projections, production capacity and cost structure and have identified other cost-cutting measures that could be implemented quickly if warranted. We believe we have struck the proper balance of cost management and modest investments to support our many new program wins as well as our long-term growth strategy.”
Plexus provides non-GAAP supplemental information. Non-GAAP income statements exclude transactions such as restructuring costs, goodwill impairment and discrete tax adjustments, that are not expected to have an effect on future operations. Non-GAAP financial data is provided to facilitate meaningful period-to-period comparisons of underlying operational performance by eliminating infrequent or unusual charges. Similar non-GAAP financial measures, including return on invested capital (“ROIC”), are used for internal management assessments because such measures provide additional insight into ongoing financial performance. In particular, we provide ROIC because we believe it offers insight into the metrics that are driving management decisions as well as management’s performance under the tests which it sets for itself. Please refer to the attached reconciliations of non-GAAP supplemental data.
MARKET SECTOR BREAKOUT
Plexus reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s sales and marketing focus.

Market Sector	Q3 — F09		Q2 — F09
Wireline/Networking	$184 M	48%	$176 M	45%
Wireless Infrastructure	$33 M	9%	$35 M	9%
Medical	$80 M	21%	$93 M	24%
Industrial/Commercial	$46 M	12%	$48 M	12%
Defense/Security/Aerospace	$36 M	10%	$37 M	10%
Total Revenue	$379 M		$389 M
FISCAL Q3 SUPPLEMENTAL INFORMATION
•	ROIC for the third fiscal quarter was 12.4%. The Company defines ROIC as tax-effected annualized operating income divided by average invested capital over a rolling four-quarter period. Invested capital is defined as equity plus debt, less cash and cash equivalents and short-term investments. In periods where restructuring or non-cash goodwill impairment charges were incurred, such as the fiscal first and second quarters of 2009, we compute adjusted ROIC excluding these costs to better compare ongoing operations.
•	Cash flow provided by operations was approximately $26.7 million for the quarter. Capital expenditures for the quarter were $11.9 million. Free cash flow was approximately $14.8 million for the quarter. The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures.
•	Top 10 customers comprised 57% of revenue during the quarter, down 1 percentage point from the previous quarter.
•	Juniper Networks, Inc., with 23% of revenue, was the only customer representing 10% or more of revenue for the quarter.
•	Cash Conversion Cycle:

Cash Conversion Cycle	Q3 — F09	Q2 — F09
Days in Accounts Receivable	49 Days	47 Days
Days in Inventory	83 Days	87 Days
Days in Accounts Payable	(55) Days	(56) Days
Annualized Cash Cycle	77 Days	78 Days

Conference Call/Webcast and Replay Information:
What:	Plexus Corp.’s Fiscal Q3 Earnings Conference Call

When:	Thursday, July 30th at 8:30 a.m. Eastern Time

Where:	888-693-3477 or 973-582-2710 with conference ID: 17437922 http://www.videonewswire.com/PLXS/073009 (requires Windows Media Player)

Replay:	The call will be archived until August 6, 2009 at midnight Eastern Time http://www.videonewswire.com/PLXS/073009 or via telephone replay at 800-642-1687 or 706-645-9291 PIN: 17437922
For further information, please contact:
Ginger Jones, VP and Chief Financial Officer
920-751-5487 or ginger.jones@plexus.com
About Plexus Corp. — The Product Realization Company
Plexus (www.plexus.com) is an award-winning participant in the Electronic Manufacturing Services (EMS) industry, providing product design, supply chain and materials management, manufacturing, test, fulfillment and aftermarket solutions to branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace market sectors.
The Company’s unique Focused Factory manufacturing model and global supply chain solutions are strategically enhanced by value-added product design and engineering services. Plexus specializes in mid- to low-volume, higher-mix customer programs that require flexibility, scalability, technology and quality.
Plexus provides award-winning customer service to more than 100 branded product companies in North America, Europe and Asia Pacific.
Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “plan,” “anticipate,” “goal,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the economic performance of the electronics, technology and defense industries; the risk of customer delays, changes or cancellations in both ongoing and new programs; the poor visibility of future orders, particularly in view of current economic conditions; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers and maintain our current customer base and deliver product on a timely basis; the risks relative to new customers, including a recently announced customer in the Industrial/Commercial sector, which risks include customer delays, start-up costs, our potential inability to execute and lack of a track record of order volume and timing; the risks of concentration of work for certain customers; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; the weakness of the global economy and the continuing instability of the global financial markets and banking system, including the potential inability on our part or that of our customers or suppliers to access cash investments and credit facilities; material cost fluctuations and the adequate availability of components and related parts for production; the effect of changes in average selling prices; the effect of start-up costs of new programs and facilities, including our recent and planned expansions, such as our new facilities in Hangzhou, China and Oradea, Romania; the adequacy of restructuring and similar charges as compared to actual expenses; the degree of success and the costs of efforts to improve the financial performance of our Mexican operations; possible unexpected costs and operating disruption in transitioning programs; the potential effect of world events (such as drug-cartel related violence in Mexico, changes in oil prices, terrorism and war in the Middle East); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings (particularly in Part II, Item 1A of our quarterly report on Form 10-Q for the quarter ended April 4, 2009).
(financial tables follow)

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008

Net sales	$378,643	$456,352	$1,223,647	$1,365,651
Cost of sales	344,038	407,520	1,106,694	1,209,714

Gross profit	34,605	48,832	116,953	155,937

Operating expenses:
Selling and administrative expenses	22,491	26,350	70,104	73,965
Goodwill impairment costs	—	—	5,748	—
Restructuring costs	—	—	2,823	—

	22,491	26,350	78,675	73,965

Operating income	12,114	22,482	38,278	81,972

Other income (expense):
Interest expense	(2,680)	(2,262)	(8,343)	(3,720)
Interest income	448	1,827	1,851	6,365
Miscellaneous income (expense)	370	(258)	712	(1,086)

Income before income taxes	10,252	21,789	32,498	83,531

Income tax expense	1,042	4,357	1,222	16,706

Net income	$9,210	$17,432	$31,276	$66,825

Earnings per share:
Basic	$0.23	$0.42	$0.79	$1.50

Diluted	$0.23	$0.41	$0.79	$1.48

Weighted average shares outstanding:
Basic	39,445	41,962	39,382	44,674

Diluted	39,712	42,481	39,550	45,191

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
Statements of Operations

	Three Months Ended		Nine Months Ended
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008

Net income — GAAP	$9,210	$17,432	$31,276	$66,825

Add: Income tax expense	1,042	4,357	1,222	16,706

Income before income taxes — GAAP	10,252	21,789	32,498	83,531

Add: Goodwill impairment costs	—	—	5,748	—
Restructuring costs*	—	—	2,823	—

Income before income taxes, excluding impairment and restructuring costs — Non-GAAP	10,252	21,789	41,069	83,531

Income tax expense — Non-GAAP**	1,042	4,357	3,602	16,706

Net income — Non-GAAP	$9,210	$17,432	$37,467	$66,825

Earnings per share — Non-GAAP:
Basic	$0.23	$0.42	$0.95	$1.50

Diluted	$0.23	$0.41	$0.95	$1.48

Weighted average shares outstanding:
Basic	39,445	41,962	39,382	44,674

Diluted	39,712	42,481	39,550	45,191

* Summary of restructuring costs

Severance costs	$—	$—	$1,948	$—
Other exit costs	—	—	875	—

Total restructuring costs	$—	$—	$2,823	$—

** Impact to provision related to finalization of audit and change in laws

Impact to provision related to the finalization of federal and state income tax audits and changes in state income tax laws	$—	$—	$1,377	$—

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
Operating Margin Calculation

	Three Months		Nine Months
	Ended	Operating	Ended	Operating
	July 4, 2009	Margin %	July 4, 2009	Margin %
Operating income	$12,114	3.2%	$38,278	3.1%
Goodwill impairment	—		5,748
Restructuring costs	—		2,823

Operating income excluding restructuring costs	$12,114	3.2%	$46,849	3.8%

ROIC Calculation

	Nine Months
	Ended
	July 4, 2009
Operating income		$38,278
Add: Unusual (restructuring and impairment) Charges		8,571

Operating income (excluding unusual charges)		46,849

Annualized operating income		62,465
Tax rate (excluding unusual charges)	x	8%

Tax impact	-	4,997

Operating income (tax-effected)		$57,468

Average invested capital		$462,037

ROIC		12.4%

					Average
					Invested
	Jul 4, 2009	Apr 4, 2009	Jan 3, 2009	Sept 27, 2008	Capital
Equity	$508,268	$494,046	$485,716	$473,945
Plus:
Debt — current	17,000	16,921	17,014	16,694
Debt — non-current	138,301	141,376	145,517	154,532
Less:
Cash and cash equivalents	(215,493)	(201,330)	(178,391)	(165,970)

	$448,076	$451,013	$469,856	$479,201	$462,037

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	July 4,	September 27,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$215,493	$165,970
Accounts receivable	205,440	253,496
Inventories	313,457	340,244
Deferred income taxes	13,482	15,517
Prepaid expenses and other	10,184	11,742

Total current assets	758,056	786,969

Property, plant and equipment, net	195,548	179,123
Goodwill, net	—	7,275
Deferred income taxes	7,423	2,620
Other	15,649	16,243

Total assets	$976,676	$992,230

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$17,000	$16,694
Accounts payable	207,804	231,638
Customer deposits	27,180	26,863
Accrued liabilities:
Salaries and wages	26,602	41,086
Other	32,589	31,611

Total current liabilities	311,175	347,892

Long-term debt and capital lease obligations, net of current portion	138,301	154,532
Other liabilities	18,932	15,861

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized, 46,905 and 46,772 shares issued, respectively, and 39,459 and 39,326 shares outstanding, respectively	469	468
Additional paid-in-capital	362,672	353,105
Common stock held in treasury, at cost, 7,446 shares for both periods	(200,110)	(200,110)
Retained earnings	340,984	309,708
Accumulated other comprehensive income	4,253	10,774

Total shareholders’ equity	508,268	473,945

Total liabilities and shareholders’ equity	$976,676	$992,230

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